Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 10, 2021, with respect to the consolidated financial statements of Mid-Con Energy Partners, LP included in this current report of Contango Oil & Gas Company on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333-235934, File No. 333-238209, File No. 333-239091, File No. 333-250931 and File No. 333-251499) and Forms S-8 (File No. 333-229336, File No. 333-189302, File No. 333-170236 and File No. 333-248866).

/s/  GRANT THORNTON LLP

Tulsa, Oklahoma

March 10, 2021